Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter 2021 Financial Results
Third Quarter 2021 Overview
•Consulting Fee Revenue (“CFR”) rose 7.7% to $77.1 million from $71.5 million in the prior year period
•New contract awards were $92.6 million in the quarter, resulting in a book-to-burn ratio of 120%; new contract awards for the first nine months of 2021 totaled $274.5 million, resulting in a book-to-burn ratio of 121%
•Net income of $1.3 million, or $0.02 per diluted share, compared to net income of $2.1 million, or $0.04 per diluted share in the prior year period
•Adjusted net income (a non-GAAP measure) rose to $2.8 million from $1.8 million in the prior year period
•Adjusted EBITDA (a non-GAAP measure) rose 32.8% to $6.4 million from $4.8 million in the same period last year, resulting in an Adjusted EBITDA to CFR margin of 8.3%
•Cash from operations was $6.2 million for the quarter

PHILADELPHIA, PA - November 8, 2021 - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), delivering the infrastructure of change, announced today its financial results for the third quarter ended September 30, 2021 (“Q3 2021”).

“We reported strong results for the 2021 third quarter, highlighted by increased CFR and gross profit, strong new bookings, and a return to profitability," said Raouf Ghali, Hill's Chief Executive Officer. "Adjusted operating profit, Adjusted EBITDA, and Adjusted net income rose by 34%, 33%, and 60%, respectively, from last year's third quarter. New contract awards in the 2021 third quarter were $92.6 million, resulting in a book to burn ratio of 120%. New awards for the first nine months of 2021 were $274.5 million, resulting in a book to burn ratio of 121%.

"Hill's success is defined by strong project execution and a reputation for excellence. We have been engaged to support some of the world's most meaningful and challenging infrastructure projects, with wins during the third quarter including the Metro Gold Line Foothill Extension in southern California, a contract with Kosovo Railways JSC (INFRAKOS) for Phase 2 of the rehabilitation and upgrade of Rail Route 10, the ongoing Capital Program at Philadelphia International Airport and the Miami-Dade County Aviation Department’s $5 billion Capital Improvement Program. Additionally, bookings during the fourth quarter have been strong, totaling $71 million through November 1, including a five-year contract with Southern California Edison."

"Our Adjusted EBITDA increased to $6.4 million, our unrestricted cash position at September 30, 2021 rose by $5.3 million from June 30, 2021, and we generated positive free cash flow," said Todd Weintraub, Hill's Chief Financial Officer. "Total liquidity at September 30, 2021 was $38.6 million, a $10.3 million improvement from June 30, 2021. For the fourth quarter of 2021, we expect to report higher CFR when compared to Q3 2021 and expect to continue generating positive cash flow.”

Q3 2021 Financial Results Overview

Hill's consulting fee revenue ("CFR") rose to $77.1 million in Q3 2021, from $71.5 million in the third quarter of 2020 ("Q3 2020") as activity continues to return to pre-COVID levels.

Gross profit in Q3 2021 increased by $3.8 million to $32.4 million, or 42.1% of CFR, from $28.7 million, or 40.1% of CFR, in Q3 2020, driven by higher CFR and improved contract profit margins.

Selling, general, and administrative ("SG&A") expenses in Q3 2021 were $28.1 million, compared to $25.6 million in Q3 2020. This included non-recurring and non-cash expenses of $1.8 million and $1.1 million in Q3 2021 and 2020, respectively. Excluding these non-recurring and non-cash expenses, SG&A expenses in Q3 2021 were $26.3 million, or 81.2% of gross profit, compared to $24.5 million, or 85.4% of gross profit in Q3 2020. This decline in SG&A as a percentage of gross profit reflected continuing management of expenses to ensure costs grow more slowly than gross profits, resulting in creating operating leverage.

Operating profit for Q3 2021 was $4.3 million compared to operating profit of $4.7 million in Q3 2020, as improved gross profit from higher CFR was offset by an increase in foreign currency exchange losses when compared to Q3 2020 and higher SG&A as discussed above. Adjusted operating income, a non-GAAP measure (see definition and reconciliation in the table below) was $5.9 million in Q3 2021, compared to $4.4 million in Q3 2020.

Net income attributable to Hill in Q3 2021 was $1.3 million, or $0.02 per diluted share, compared to net income attributable to Hill of $2.1 million, or $0.04 per diluted share, in Q3 2020. This decline was due primarily to increased gross profit in Q3 2021, compared to Q3 2020 being more than offset by the negative impact of unrealized foreign exchange of $1.1 million and non-recurring and non-cash items of $0.7 million in Q3 2021 compared to Q3 2020. Adjusted net income, a non-GAAP measure (see definition and reconciliation in the table below) which excludes the impact of these items, was $2.8 million in Q3 2021, compared to adjusted net income of $1.8 million in Q3 2020.

Adjusted EBITDA, a non-GAAP measure (see definition and reconciliation in the table below) was $6.4 million in Q3 2021, compared to adjusted EBITDA of $4.8 million in Q3 2020. Improved gross profit from higher CFR was partially offset by an increase in labor costs as business activity returns to normal levels, the reinstatement of the Company 401(k) match and the partial resumption of business travel.

Financial Condition and Backlog

Net cash provided by operating activities in Q3 2021 was $6.2 million compared to net cash provided by operating activities of $7.8 million in Q3 2020. Free cash flow, a non-GAAP measure (see definition below) for Q3 2021 was $6.1 million, which represents net cash provided by operating activities, less $0.1 million in purchases of property and equipment during the quarter. Free cash flow during Q3 2020 was $7.7 million, which represents net cash provided by operating activities, less $0.1 million in property and equipment purchased during the quarter.

Unrestricted cash at September 30, 2021 was $26.3 million compared to unrestricted cash of $21.0 million at June 30, 2021 and $34.2 million at December 31, 2020, due primarily to seasonality and the timing of certain collections. The Company had approximately $12.3 million in available and undrawn credit facilities at September 30, 2021, compared to $7.3 million at June 30, 2021 and $11.7 million at December 31, 2020. The Company's total liquidity was $38.6 million at September 30, 2021, compared to $28.3 million at June 30, 2021 and $45.9 million at December 31, 2020.

Backlog (which is a non-GAAP measure; see definition below) was $660.7 million at September 30, 2021, compared to $666.7 million at December 31, 2020, primarily due to new bookings throughout the year, offset by CFR burn and reductions.

2021 Financial Guidance

Hill is updating its CFR guidance for 2021.

CFR for 2021 is expected to range between $305 - $315 million, representing an increase of 3% - 6% from 2020. This compared to previous guidance of $320 - $330 million. The revised CFR guidance primarily reflects COVID-19-driven project deferrals in the Middle East and, to a lesser extent, domestic project deferrals. Hill expects that these deferred projects will commence in 2022.

Adjusted EBITDA (a non-GAAP measure) for 2021 is expected to be at the lower end of the previous guidance of $20 - $22 million.

Non-GAAP Measures

The following measures below are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP") and should be considered in addition to and not as a substitute for, or superior to, the related measure of performance prepared in accordance with GAAP.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Adjusted Operating Profit (Loss)

Adjusted operating profit (loss) is operating profit (loss), adjusted to exclude non-recurring items and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted operating profit (loss) is useful to investors and other external users of Hill's financial statements as a measure of a company's core ongoing operations, without regard to generally non-recurring items and non-cash activity.

Adjusted Net Income (Loss) Attributable to Hill

Adjusted net income (loss) attributable to Hill is net income (loss) attributable to Hill, adjusted to exclude non-recurring and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted net income (loss) attributable to Hill is useful to investors and other external users of Hill's financial statements as a measure of a company's operating performance, without regard to generally non-recurring items and non-cash activity.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below) and non-cash items such as unrealized foreign currency exchange losses (benefit) and share-based compensation expense. The Company believes that adjusted EBITDA helps its investors and other external users of Hill’s financial statements understanding of a company’s operating performance, without regard to non-recurring and other non-cash activity.

The Company does not provide a reconciliation of its 2021 financial guidance for such non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-recurring, one-time costs and other charges reflected in its reconciliation of historic numbers.

Free Cash Flow

Free cash flow, a non-GAAP measure, includes net cash provided by (used in) continuing operations, less purchases of property and equipment. Free cash flow is a useful indicator that provides additional perspective on Hill's ability to generate cash that is available to the Company for taxes and other corporate purposes. Investors should recognize that free cash flow might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call

Management will host a conference call on Tuesday, November 9, 2021 at 9:00 am ET to discuss the results and business activities. Interested parties may participate in the call by dialing:

• (866) 682-6100 (Domestic) or
• (862) 298-0702 (International)

The call will also be accessible on the “Investor Relations” section of Hill’s website at www.hillintl.com. Click on “Financial Information” and then “Conferences and Calls”.

About Hill International

Hill International, with more than 3,000 professionals and 100 offices worldwide, provides program management, project management, construction management, project management oversight, facilities management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as one of the largest construction management firms in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, infrastructure legislation may not be implemented, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.	The Equity Group Inc.

Elizabeth J. Zipf, LEED AP BD+C	Devin Sullivan
Senior Vice President Hill International, Inc	Senior Vice President
One Commerce Square	(212) 836-9608
2005 Market Street, 17th Floor	dsullivan@equityny.com
Philadelphia, PA 19103
(215) 309-7707	Lena Cati
elizabethzipf@hillintl.com	Vice President
(212) 836-9611
lcati@equityny.com
### #### ###

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2021	December 31, 2020
Assets	(Unaudited)
Cash and cash equivalents	$26,293	$34,229
Cash - restricted	3,811	3,752
Accounts receivable, net	115,049	98,186
Current portion of retainage receivable	11,813	11,775
Accounts receivable - affiliates	29,013	23,285
Prepaid expenses and other current assets	13,494	9,378
Income tax receivable	1,026	2,298
Total current assets	200,499	182,903
Property and equipment, net	8,816	9,443
Cash - restricted, net of current portion	3,069	3,432
Operating lease right-of-use assets	17,908	13,116
Financing lease right-of-use assets	692	288
Retainage receivable	6,988	6,044
Acquired intangibles, net	2,767	2,253
Goodwill	44,903	46,397
Investments	2,511	2,805
Deferred income tax assets	3,880	3,698
Other assets	2,268	1,620
Total assets	$294,301	$271,999
Liabilities and Stockholders’ Equity
Current maturities of notes payable and long-term debt	$22,780	$987
Accounts payable and accrued expenses	80,230	67,797
Income taxes payable	1,021	2,219
Current portion of deferred revenue	4,339	3,305
Current portion of operating lease liabilities	4,937	4,797
Current portion of financing lease liabilities	202	70
Other current liabilities	9,264	5,796
Total current liabilities	122,773	84,971
Notes payable and long-term debt, net of current maturities	29,442	48,294
Retainage payable	285	600
Deferred income taxes	1,299	1,210
Deferred revenue	7,527	7,488
Non-current operating lease liabilities	18,393	13,184
Non-current financing lease liabilities	502	186
Other liabilities	7,253	6,778
Total liabilities	187,474	162,711
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 63,249 shares and 62,920 shares issued at September 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	216,942	215,010
Accumulated deficit	(81,467)	(79,542)
Accumulated other comprehensive (loss) income	(66)	1,318
Less treasury stock of 6,807 at September 30, 2021 and December 31, 2020	(29,056)	(29,056)
Hill International, Inc. share of equity	106,359	107,736
Noncontrolling interests	468	1,552
Total equity	106,827	109,288
Total liabilities and stockholders’ equity	$294,301	$271,999

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Consulting fee revenue	$77,061	$71,543	$227,158	$224,453
Reimbursable expenses	19,543	17,109	58,079	51,956
Total revenue	$96,604	$88,652	$285,237	$276,409
Direct expenses	64,196	59,998	194,314	190,078
Gross profit	32,408	28,654	90,923	86,331
Selling, general and administrative expenses	28,121	25,588	82,906	80,543
Foreign currency exchange loss (benefit)	511	(694)	2,751	3,622
Plus: Share of profit of equity method affiliates	551	983	1,805	2,021
Operating profit	$4,327	$4,743	$7,071	$4,187
Less: Interest and related financing fees, net	1,226	1,275	4,077	3,870
Less: Other loss, net	—	152	—	3,654
Earnings (loss) before income taxes	$3,101	$3,316	$2,994	$(3,337)
Income tax expense	1,784	1,071	4,653	2,776
Net earnings (loss)	$1,317	$2,245	$(1,659)	$(6,113)
Less: net earnings - noncontrolling interests	58	131	265	308
Net earnings (loss) attributable to Hill International, Inc.	$1,259	$2,114	$(1,924)	$(6,421)

Basic earnings (loss) per common share - Hill International, Inc.	$0.02	$0.04	$(0.03)	$(0.11)
Basic weighted average common shares outstanding	57,245	56,702	57,102	56,551

Diluted earnings (loss) per common share - Hill International, Inc.	$0.02	$0.04	$(0.03)	$(0.11)
Diluted weighted average common shares outstanding	57,245	56,702	57,102	56,551

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	1,318	2,245	(1,659)	(6,113)
Adjustments to reconcile net loss to net cash provided by (used in):
Depreciation and amortization	567	705	1,856	3,380
Recovery of bad debts	(337)	(296)	(2,794)	(1,306)
Amortization of deferred loan fees	174	173	568	521
Deferred tax expense	(263)	(174)	(120)	500
Share-based compensation	443	415	1,814	1,616
Operating lease right-of-use assets	462	1,207	3,306	3,163
Loss on liquidation of subsidiary	—	—	—	4,064
Foreign currency remeasurement losses	270	232	2,510	3,622
Deferred payroll tax payments	—	2,711	—	2,711
Changes in operating assets and liabilities:
Accounts receivable	(8,426)	6,310	(15,521)	4,686
Accounts receivable - affiliate	4,509	(1,832)	(5,728)	(6,294)
Prepaid expenses and other current assets	1,209	1,167	(3,951)	(2,418)
Income taxes receivable	43	(266)	1,232	39
Retainage receivable	(534)	(671)	(953)	(416)
Other assets	216	(1,297)	(1,926)	(2,643)
Accounts payable and accrued expenses	9,144	(3,160)	13,181	1,641
Income taxes payable	(826)	89	(1,202)	(1,161)
Deferred revenue	1,010	2,065	1,482	(2,451)
Operating lease liabilities	(711)	(1,093)	(2,698)	(3,259)
Other current liabilities	(1,692)	(236)	3,432	3,426
Retainage payable	8	(1,195)	(314)	(730)
Other liabilities	(418)	721	492	688
Net cash provided by (used in) operating activities	6,166	7,820	(6,993)	3,266
Cash flows from investing activities:
Purchase of NEYO Group	2	—	(681)	—
Purchase of property and equipment	(110)	(129)	(1,197)	(1,101)
Net cash used in investing activities	(108)	(129)	(1,878)	(1,101)
Cash flows from financing activities:
Proceeds from term loans	—	26	—	1,291
Repayment of term loans	(280)	(232)	(802)	(666)
Proceeds from revolving loans	13,812	10,290	29,785	38,486
Repayment of revolving loans	(14,590)	(8,100)	(25,816)	(24,268)
Proceeds from stock issued under employee stock purchase plan	23	20	118	221
Net cash provided by financing activities	(1,035)	2,004	3,285	15,064
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(549)	749	(2,654)	(97)
Deconsolidated cash	—	—	—	9
Net (decrease) increase in cash, cash equivalents and restricted cash	4,474	10,444	(8,240)	17,123
Cash, cash equivalents and restricted cash — beginning of period			41,413	24,982
Cash, cash equivalents and restricted cash — end of period			$33,173	$42,105

	Nine Months Ended September 30,
Supplemental disclosures of cash flow information:	2021	2020
Interest and related financing fees paid	$3,520	$2,722
Income taxes paid	3,830	2,018
Transfer of proceeds from shares pledged as collateral to treasury stock	—	825
Cash paid for amounts included in the measurement of lease liabilities	4,897	5,914
Right-of-use assets obtained in exchange for operating lease liabilities	8,568	288
Right-of-use assets obtained in exchange for finance lease liabilities	538	475

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

The following table includes a reconciliation of these non-GAAP measures to its most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating profit	$4,327	$4,743	$7,071	$4,187
Adjustments to operating profit
Share-based compensation	443	415	1,814	1,616
Unrealized foreign currency exchange loss (benefit)	342	(760)	241	3,399
Write-off of leasehold improvement (1)	—	—	—	1,582
Non-recurring activity (2)	782	—	308	636
Adjusted operating profit	$5,894	$4,398	$9,434	$11,420

Net earnings (loss)	1,317	2,245	(1,659)	(6,113)
Less: net earnings - noncontrolling interests	58	131	265	308
Net earnings (loss) attributable to Hill International, Inc.	$1,259	$2,114	$(1,924)	$(6,421)
Adjustments to net loss attributable to Hill International, Inc.
Less: Interest and related financing fees, net	1,226	1,275	4,077	3,870
Income tax expense	1,784	1,071	4,653	2,776
Depreciation and amortization expense (1)	567	705	1,856	3,380
EBITDA	4,836	5,165	8,662	3,605
Adjustments to EBITDA:
Share-based compensation	443	415	1,814	1,616
Unrealized foreign currency exchange loss (benefit)	342	(760)	241	3,399
Brazil Office Closure	—	—	—	4,064
Non-recurring activity (2)	782	—	308	636
Adjusted EBITDA	$6,403	$4,820	$11,025	$13,320

Net earnings (loss) attributable to Hill International, Inc.	$1,259	$2,114	$(1,924)	$(6,421)
Adjustments to net loss attributable to Hill International, Inc.
Share-based compensation	443	415	1,814	1,616
Unrealized foreign currency exchange loss (benefit)	342	(760)	241	3,399
Write-off of leasehold improvement (1)	—	—	—	1,582
Brazil Office Closure	—	—	—	4,064
Non-recurring activity (2)	782	—	308	636
Adjusted net income	$2,826	$1,769	$439	$4,876

(1) The write-off of leasehold improvements that was incurred during the quarter ended March 31, 2020 as a result of the sublease of the Company's corporate headquarters as part of its cost reduction initiatives was included in depreciation and amortization expense and is reflected in SG&A in the Company's consolidated statements of operations.

(2) Non-recurring activity includes the partial collection of a fully reserved receivable in Libya, net of other non-recurring activity, during the nine months ended September 30, 2021.

(HIL-G)